Exhibit 23.14

To the Board of Directors of

Companhia Vale do Rio Doce (“CVRD”) and

Vale Overseas Limited (“Vale Overseas”)

Gentlemen:

AMEC E&C Services, Inc. (AMEC) hereby consents to being named under the heading “Experts” in this Registration Statement on Form F-3 of CVRD and Vale Overseas and to the incorporation by reference of the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ending December 31, 2005 in the Registration Statement. This consent is granted in reference to AMEC’s review of CVRD’s mineral reserves as of December 31, 2005, which was conducted in March and April 2006.

Very truly,

/s/ AMEC E&C Services, Inc.
AMEC E&C SERVICES INC.

November 10, 2006